                                [FORM OF WARRANT]


No. ____                                                 CUSIP No. _____________


                       SALOMON SMITH BARNEY HOLDINGS INC.
                                 - Call Warrants
                             on the 1998 TEN + Index

                                Expiring -, 2000


                  This certifies that CEDE & Co., or registered assigns, is the registered holder of _____________ - Call Warrants on the 1998 TEN + Index Expiring -, 2000 (the "Warrants"). Each Warrant entitles the beneficial owner thereof (each a "Warrantholder") to receive, subject to the conditions set forth herein and in the Warrant Agreement (as defined), from Salomon Smith Barney Holdings Inc. (the "Company") the cash settlement value in U.S. dollars (rounded down to the nearest cent) (the "Cash Settlement Value") which is the greater (A) zero and (B) the product (rounded down to the nearest cent) of (i) the quotient obtained by dividing (x) the amount, if any, by which the Spot Index Value (as defined below) for the applicable Valuation Date exceeds the product of (a) 0.8 and (b) the Initial Index Value (as defined below) by (y) the Initial Index Value and (ii) $10.

                  The "Initial Index Value" means the value of the Index at the close of trading on the CBOE on August -, 1998.

                  The "Spot Index Value" means the value of the Index at the close of trading on the CBOE on the applicable Valuation Date; provided, however, that the Spot Index Value with respect to the Expiration Date, any Early Extended Expiration Date (as defined below) or any Extended Expiration Date (as defined below) means the value of the Index at the opening of trading on the CBOE on the applicable Valuation Date.

                  The Spot Index Value used to determine the Cash Settlement Value on any Valuation Date will be rounded to the second decimal place (e.g., 110.00), rounding up if the next succeeding decimal place, without regard to rounding, is five or higher. Any such Cash Settlement Value will be rounded downwards, if necessary, to the nearest cent. In no event shall a Warrantholder be entitled to any interest on any Cash Settlement Value.

                  Subject to the terms of the Warrant Agreement, each Warrant may be irrevocably exercised in whole but not in part, at or prior to 3:00 p.m., New York City time, on any Business Day from August -, 1998 until 3:00 p.m., New York City time, on the earlier of (i) the fourth Business Day immediately preceding -, 2000 (the "Expiration Date") and (ii) the Delisting Date (as defined herein), if any. Except in the event of automatic exercise, each Warrant shall be irrevocably exercised upon receipt by the Warrant Agent of such Warrant delivered free on the records of the Depository to the Warrant Agent's Depository Participant Account (entitled Citibank, N.A. Corporate Trust Warrant Agent Account, No. 2659, or such other account at the Depository as the Warrant Agent shall designate in writing to the Company) (the "Warrant Account") pursuant to an Exercise Notice to the Warrant Agent from a Participant, in the case of Warrants held through the facilities of the Depository, CEDEL, in the case of Warrants held through CEDEL, or a Euroclear participant, in the case of Warrants held through Euroclear, acting, directly or indirectly, on behalf of the Warrantholder; provided, however, that Exercise Notices are subject to rejection by the Warrant Agent as provided herein. Not fewer than - Warrants may be exercised by or on behalf of any one Warrantholder at any one time, except in the event of automatic exercise. An Exercise Notice shall be unconditional.

                  This Global Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

                  The Warrants evidenced by this Global Warrant Certificate are part of a duly authorized issue of Warrants issued by the Company pursuant to a Warrant Agreement, dated as of July -, 1998 (the "Warrant Agreement"), among the Company, Citibank, N.A. (the "Warrant Agent") and Smith Barney Inc. (the "Determination Agent"), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Warrantholders, the entities through which such Warrantholders hold their beneficial interests in the Warrants and the registered holder of this Global Warrant Certificate consent by acceptance of this Global Warrant Certificate by the Depository and which Warrant Agreement is hereby incorporated by reference in and made a part of this Global Warrant Certificate. A copy of the Warrant Agreement is on file at the Warrant Agent's Office, which is located at 111 Wall Street, 5th Floor, New York, New York 10043.

                  The Warrants constitute direct, unconditional and unsecured obligations of the Company and rank on a parity with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt.

                  Subject to the terms of the Warrant Agreement and this Global Warrant Certificate, and except for Warrants subject to automatic exercise or held through the facilities of CEDEL or Euroclear, and subject to the Limit Option, the "Exercise Date" for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Warrant and Exercise Notice in proper form with respect to such Warrant, if received at or prior to 3:00 P.M., New York City time, on such day, or (ii) if the Warrant Agent receives such Warrant and Exercise Notice after 3:00 P.M., New York City time, on a Business Day, then the Business Day next succeeding such Business Day. In the case of Warrants held through the facilities of CEDEL or Euroclear, except for Warrants subject to automatic exercise, and subject to the Limit Option, the "Exercise Date" for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Exercise Notice in proper form with respect to such Warrant if such Exercise Notice is received at or prior to 3:00 P.M.,

New York City time, on such day; provided that the Warrant is received by the Warrant Agent by 3:00 P.M., New York City time, on the Valuation Date (as defined below), or (ii) if the Warrant Agent receives such Exercise Notice after 3:00 P.M., New York City time, on a Business Day, then the Business Day next succeeding such Business Day; provided that the Warrant is received by 3:00 P.M., New York City time, on the Valuation Date relating to exercises of Warrants on such succeeding Business Day. In the event that a Warrant is received after 3:00 P.M., New York City time, on the Valuation Date, then the Exercise Date for such Warrant will be the day on which such Warrant is received or, if such day is not a Business Day, the next succeeding Business Day. In the case of Warrants held through the facilities of Euroclear, (a) participants must also transmit, by facsimile, to the Warrant Agent a copy of the Exercise Notice submitted to Euroclear by 3:00 P.M., New York City time, on the desired Exercise Date and (b) Euroclear must confirm (a "Euroclear Confirmation") by telex to the Warrant Agent by 9:00 A.M., New York City time, on the Valuation Date that the Warrants will be received by the Warrant Agent on such date; provided that if such telex communication is received after 9:00 A.M., New York City time, on the Valuation Date, the Company will be entitled to direct the Warrant Agent to reject the related Exercise Notice or waive the requirement for timely delivery of such telex communication.

                  The "Valuation Date" for a Warrant will be the first Business Day following the Exercise Date, subject to postponement pursuant to the Warrant Agreement.

                  Subject to the terms of the Warrant Agreement and except in the event of automatic exercise, in connection with any exercise of Warrants, the related Exercise Notice may specify that such exercise is subject to the condition that the Spot Index Value that would otherwise be used to determine the Cash Settlement Value of such Warrants shall not have declined by - or more points from the Limit Option Index Value for such Warrants. "Limit Option Index Value", with respect to any Warrants subject to the Limit Option, means the Spot Index Value on the Business Day that such Exercise Notice has been received (or shall be deemed to have been received). The option of a Warrantholder to condition an exercise of Warrants is herein referred to as the "Limit Option". To be valid, such election must be specified in the related Exercise Notice. Each of the Warrant Agent and the Company shall be entitled to rely conclusively on such Exercise Notice, as received by the Warrant Agent, in determining whether such election has been validly made.

                  The valuation of and payment for any exercised Warrant may be postponed as a result of an Extraordinary Event or a Market Disruption Event or as a result of the exercise of a number of Warrants exceeding the maximum permissible amount as described herein, in which case the Warrantholder will receive the Cash Settlement Value or, under certain circumstances, the Alternative Settlement Amount for such Warrant, in either case determined as of a later date. In addition, the term of any outstanding Warrants may be extended for a period not to exceed 30 days if a Market Disruption Event or an Extraordinary Event is continuing on the Expiration Date; provided that, such Warrants are not deemed to be worthless at that time.

                  Subject to the terms of the Warrant Agreement, in the event the Warrants are delisted from, or permanently suspended from trading on (within the meaning of the Securities and Exchange Act of 1934, as amended), the CBOE and not accepted at the same time for listing on another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the Delisting Date, in which case the Warrantholder will receive the Cash Settlement Value or, under certain circumstances, the Alternative Settlement Amount.

                  All Warrants for which the Warrant Agent has not received an Exercise Notice in proper form at or prior to 3:00 p.m., New York City time, on the earlier of (i) the fourth Business Day preceding the Expiration Date (subject to extension), (ii) the Extended Expiration Date, (iii) the Early Extended Expiration Date, (iv) a Cancellation Date or (v) a Delisting Date, or for which the Warrant Agent has received an Exercise Notice in proper form but with respect to which timely delivery of the relevant Warrants has not been made, will be deemed automatically exercised on such date without any requirement of an Exercise Notice to the Warrant Agent.

                  Subject to the terms of the Warrant Agreement, all exercises of Warrants are subject to the requirement that no fewer than - Warrants may be exercised by a Warrantholder at any one time, except in the case of automatic exercise of Warrants. In addition, all exercises of Warrants (except in the case of automatic exercise of Warrants) shall be subject, at the Company's option, to the limitation that not more than - Warrants in total may be exercised on any Exercise Date and not more than - Warrants may be exercised by or on behalf of any person or entity, either individually or in concert with any other person or entity, on any Exercise Date.

                  Prior to due presentment for registration of transfer, the Company, the Warrant Agent, and any agent of the Company or the Warrant Agent, may deem and treat the registered owner hereof as the absolute owner of the Warrants evidenced hereby (notwithstanding any notation of ownership or other writing hereon) for any purpose whatsoever, and as the person entitled to exercise the rights represented by the Warrants evidenced hereby, and neither the Company nor the Warrant Agent, nor any agent of the Company or the Warrant Agent, shall be affected by any notice to the contrary.

                  The Warrant Agent shall, in accordance with the Warrant Agreement, from time to time register the transfer of this Global Warrant Certificate in its records (which may be maintained electronically) to be maintained by it for that purpose at the Warrant Agent's Office upon surrender hereof, duly endorsed, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder hereof or by the duly appointed legal representative or duly authorized attorney thereof, such signature to be guaranteed by a bank or trust company with a correspondent office in The City of New York or by a member of a national securities exchange. Upon any such registration of transfer, a new Global Warrant Certificate shall be issued to the transferee.

                  Capitalized terms included herein but not defined herein have the meanings assigned thereto in the Warrant Agreement.

                  The Warrant Agreement and the terms of the Warrants are subject to amendment, as provided in the Warrant Agreement.

                  THIS GLOBAL WARRANT CERTIFICATE SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                  IN WITNESS WHEREOF, Salomon Smith Barney Holdings Inc. has caused this instrument to be duly executed.





Dated: ________, 19___              SALOMON SMITH BARNEY HOLDINGS INC.,

                                       by


                                       Name:
                                       Title:


[Corporate Seal]

Attest:


--------------------
Assistant Secretary


Countersigned for authentication
purposes only as of the date
above written:

CITIBANK, N.A.,
as Warrant Agent,


  by
        ------------------------
        Authorized Officer